CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2014, relating to the financial statements and financial highlights of Spectrum Low Volatility Fund (the “Fund”), a series of Advisors Preferred Trust, for the period December 16, 2013 (commencement of operations) through September 30, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 26, 2015